                                                                       EXHIBIT 1






                    Debtor's Amended Plan of Reorganization
                              Filed June 24, 1998

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA


In re:                                                CASE NO. 98-20169-BKC-RBR
                                                      CHAPTER 11
2CONNECT EXPRESS, INC.

                  Debtor.
____________________________________ /


                     DEBTOR'S AMENDED PLAN OF REORGANIZATION

                  2CONNECT EXPRESS, INC. (the "Debtor") hereby proposes its Amended Plan of Reorganization (the "Plan") pursuant to 11 U.S.C.
Section 1121(b).


                                    ARTICLE I.


                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 SCOPE OF DEFINITIONS. For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this
Article I of the Plan. Any term used in the Plan that is not defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine and the feminine gender shall include the masculine.


         1.2 TERMS. As used in this Plan, the capitalized terms utilized herein and set forth below shall have the following meanings:

                  (a) "Administrative Claim" shall mean a Claim against the Debtor, which Claim is specified in Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation, (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor's estate and of operating the business of the Debtor, (ii) Professional Fees; and (iii) all fees and charges assessed against the Debtor's estate pursuant to 28 U.S.C. Section 1930(a).

                  (b) "Allowed Claim" shall mean a Claim or any portion thereof to the extent such Claim is; (1) allowed by a Final Order, or (2) either (A) scheduled by the Debtor pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and that is not listed as contingent, unliquidated, or disputed; or (B) for which a proof of claim has been timely filed with the Bankruptcy Court and is not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules, the Plan and applicable orders of the Court. An Allowed Claim includes a Disputed Claim to the extent such Disputed Claim becomes allowed after the Effective Date and shall be net of any related offset claim, to the extent such set off has been exercised in accordance with the provisions of this Plan or otherwise by order of the Bankruptcy Court.

                  (c) "Allowed Administrative Claim" shall mean an Administrative Claim which has been allowed by Final Order of the Bankruptcy Court.

                  (d) "Allowed Interest" shall mean an Interest which has been allowed by Final Order of the Bankruptcy Court.

                  (e) "Allowed Priority Claim" shall mean a Priority Claim which has been allowed by Final Order of the Bankruptcy Court.

                  (f) "Allowed Secured Claim" shall mean a Secured Claim which has been allowed by a Final Order of the Bankruptcy Court.

                  (g) "Allowed Unsecured Claim" shall mean an Unsecured Claim which has been allowed by Final Order of the Bankruptcy Court.

                  (h) "Available Cash" shall mean and include (i) the Cash in the possession of the Debtor on the Effective Date of the Plan, which Cash represents the New Value Contribution, net Cash generated from operations after payment of ordinary and necessary operating expenses, net Cash from the sale/liquidation of assets, including the auction, either prior to or on the Effective Date, net Cash from the assignment of leases/executory contracts, net Cash from the collection of accounts receivables and net Cash from recoveries on litigation claims, if any, and (ii) the net proceeds from those assets identified in subsection (i) above which, as of the Effective Date, have not been reduced to Cash, but will be liquidated thereafter for the benefit of creditors hereunder.

                  (i) "Bankruptcy Code" shall mean the Title 11 of the United States Code, 11 U.S.C. Section 101, ET SEQ., as now in effect or hereafter amended.

                  (j) "Bankruptcy Court" shall mean (1) the United States Bankruptcy Court for the Southern District of Florida having jurisdiction over the Chapter 11 Case or any contested matter, adversary proceeding, controversy, litigation, "core" or "non-core" proceeding arising in or related to the Chapter 11 Case to the extent that the Court is authorized to exercise jurisdiction thereof, pursuant to Sections 152 and 1334 of Title 28, United States Code; (2) to the extent that any party to the Chapter 11 Case, contested matter, adversary proceeding, controversy, or litigation of any kind is entitled to seek to obtain a withdrawal of the reference pursuant to Section 158(d) of Title 28, United States Code, the United States District Court for the Southern District of Florida; (3) to the extent that any party in interest in the Chapter 11 Case or such contested matters, adversary proceeding, controversy or litigation is entitled to seek to obtain a change of venue in respect thereof, the United States Bankruptcy Court or the United States District Court, as the case may be, for the District to which venue is transferred; or (4) in the event that neither the Bankruptcy Court nor United States District Court described in (1), (2), and
(3) above has
jurisdiction, any state, federal or foreign court, agency, tribunal or administrative body having jurisdiction over such matters, proceedings, controversies or litigation.

                  (k) "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the Southern District of Florida), as now in effect or hereafter amended.

                  (l) "Bar Date" shall mean May 12, 1998, the last date for creditors and holders of Equity Securities to file proofs of Claims or Interests in the Chapter 11 Case.

                  (m) "Bay Tech Investments" shall mean Bay Tech Investments Inc., a Florida corporation.

                  (n) "Bobby Allison Cellular" shall mean Bobby Allison Cellular Systems of Florida, Inc., a Florida corporation.

                  (o) "Business Day" shall mean any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

                  (p) "Cash" shall mean cash, negotiable instruments, readily marketable securities, deposit accounts, or other cash equivalents.

                  (q) "Chapter 11 Case" shall mean the proceedings under chapter 11 of the Bankruptcy Code for the liquidation and reorganization of the Debtor which were commenced in the Bankruptcy Court on January 12, 1998, under case number 98-20169-BKC-RBR.

                  (r) "Claim" shall have the meaning provided for such term in
Section 101(5) of the Bankruptcy Code.

                  (s) "Class" shall mean a category of holders of Claims or Interests as described in Article III.

                  (t) "Committee" shall mean the Official Committee of Unsecured Creditors appointed in this Chapter 11 Case by the United States Trustee's Office.

                  (u) "Confirmation Date" shall mean the date on which the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court's docket.

                  (v) "Confirmation Order" shall mean an order of the Bankruptcy Court confirming the provisions of this Plan pursuant to Section 1129 of the Bankruptcy Code.

                  (w) "Coral Square Lease" shall mean that certain lease of non-residential real property between the Debtor and Coral-CS/LTD Associates, dated on or about January 15, 1997, for the lease of space located at Coral Square Shopping Center, 9477 West Atlantic Blvd. Coral Springs Florida.

                  (x) "Debtor" shall mean 2Connect Express Inc., a Florida corporation.

                  (y) "Deficiency Claim" shall mean a Claim equal to the amount, if any, by which the total Allowed Claim of any creditor exceeds the sum of (i) any setoff rights of the creditor against the Debtor provided for by applicable law and preserved by

Section 553 of the Bankruptcy Code; and (ii) the portion of such Allowed Claim that is a Secured Claim.

                  (z) "Disclosure Statement" shall mean the Second Amended Disclosure Statement for the Amended Plan of Reorganization proposed by the Debtor, dated of even date herewith, that relates to this Plan and as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified or supplemented from time to time (and all exhibits and schedules attached thereto or referred to therein).

                  (aa) "Disputed Claim" shall mean (i) a Claim against which an objection is pending and which has not been allowed by a Final Order; (ii) a Claim which is listed in the Schedules as disputed, contingent or unliquidated;
(iii) a contingent Claim; (iv) an unliquidated Claim.

                  (bb) "Distributions" shall mean the Pro Rata distributions of Available Cash to holders of Allowed Claims in certain Classes pursuant to the terms hereof on the Initial Distribution Date and thereafter, if applicable, at such times as property of the estate remaining on the Effective Date is liquidated.

                  (cc) "Distribution Date" shall mean (i) the Initial Distribution Date with respect to the Initial Distribution, and (ii) with respect to future Distributions, if any, within ten (10) days after the receipt of proceeds from the liquidation of property of the estate remaining on the Effective Date, or the entry of a Final Order on the last remaining objection to Claim.

                  (dd) "Distribution Reserve" shall mean the amount of Available Cash that would have been distributed to holders of Disputed Claims or Pending Claims in accordance with the terms hereof as of the Initial Distribution Date or any future Distribution Date if such Disputed Claim or Pending Claim had in fact been an Allowed Claim entitled thereto on the Initial Distribution Date or any future Distribution Date.

                  (ee) "Effective Date" shall mean the date which is ten (10) days after the Confirmation Order becomes a Final Order.

                  (ff) "Equity Security" shall have the meaning set forth in 11 U.S.C. Section 101(16).

                  (gg) "Executory Contracts" shall mean all contracts, oral or written, to which the Debtor is a party and which are executory within the meaning of Section 365 of the Bankruptcy Code.

                  (hh) "Final Order" shall mean an order or judgment of the Bankruptcy Court that is appealable of right to the United States District Court for the Southern District of Florida pursuant to Section 158(a) of Title 28, United States Code, whether or not an appeal can be timely taken, is taken, or is pending, unless the order is stayed pending appeal, and whether or not a timely motion is filed under Bankruptcy Rules 7052(b) or

9023, unless the order is stayed pending disposition of such motion; and shall mean with respect to an order of the United States District Court for the Southern District of Florida in respect of a matter as to which the reference has been withdrawn pursuant to Section 157(d) of Title 28, United States Code, that the order is appealable of right to the United States Court of Appeals for the Eleventh Circuit pursuant to Section 158(d) or 1291 of Title 28, United States Code, whether or not an appeal can be timely taken, is taken, or is pending, unless the order is stayed pending appeal, and whether or not a timely motion is filed under Bankruptcy Rules 7052(b) or 9023 or Rules 50, 52, 59 or 60 of the Federal Rules of Civil Procedure, unless the order is stayed pending disposition of such motion.

                  (ii) "Final Report" shall mean the Final Report on Distributions and Request for Entry of Final Decree Closing Case to be filed by the Debtor within sixty (60) days after the Effective Date.

                  (jj) "Initial Distribution" shall mean the initial Distribution of Available Cash to be made to holders of Allowed Claims hereunder on the Initial Distribution Date.

                  (kk) "Initial Distribution Date" shall mean the Effective
Date.

                  (ll) "Insider" shall have the meaning set forth in section 101
(30) of the Bankruptcy Code.

                  (mm) "Interest" shall mean the legal, equitable and contractual rights of a holder of an Equity Security in the Debtor as of the Petition Date.

                  (nn) "Late Filed Claim" shall mean a Claim which is filed after the Bar Date, provided however, that such Late Filed Claim shall not include a Professional Fee Claim.

                  (oo) "Lien" shall mean any valid and undisputed mortgage, lien, charge, security interest, encumbrance or other security device of any kind affecting any asset or property of the Debtor.

                  (pp) "Merger" shall have the meaning set forth in Section 6.4 herein.

                  (qq) "New Value Contribution" shall mean Cash in an amount equal to $185,000 being contributed by Sterne Agee or its designees to the Debtor on the Effective Date so as to enable the Debtor to emerge from this Chapter 11 Case vested with the Coral Square Lease and store fixtures for all of its former locations. The New Value Contribution shall be included in the Available Cash to be distributed to the holders of Allowed Claims hereunder.

                  (rr) "Pending Claim" shall mean a Claim (1) which is not an Allowed Claim but not a Disputed Claim, or (2) for which an application for allowance under section 503 of the Bankruptcy Code is pending before the Bankruptcy Court on the Confirmation Date, or for which an application for allowance of professional fees and reimbursement of expenses is or may be filed or allowed for services rendered in connection with the Chapter 11 Case either before or after the Confirmation Date.

                  (ss) "Petition Date" shall mean January 12, 1998, the date on which the Chapter 11 Case was commenced.

                  (tt) "Plan" shall mean this amended plan of reorganization in its entirety, together with all addenda, exhibits, schedules and other attachments hereto, in its present form or as it may be modified, amended or supplemented from time to time.

                  (uu) "Priority Claim" shall mean a Claim entitled to priority under Section 507(a)(3)-(7) and (9) of the Bankruptcy Code.

                  (vv) "Priority Tax Claim" shall mean a Claim entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

                  (ww) "Pro Rata" shall mean, at any time, the same proportion that the face amount of a Claim in a particular Class bears to the aggregate face amount of all Allowed Claims and Disputed Claims in such Class or in all of the Classes at issue, unless the Plan provides otherwise.

                  (xx) "Professional" shall mean any professional, whether it be a law firm, accounting firm, consultant, financial advisory firm or individual, including any partner, shareholder, associate, attorney or employee thereof or related thereto, authorized to be employed pursuant to Sections 327, 503(b)(3) and

(4) and 1102 of the Bankruptcy Code, by the Bankruptcy Court during the Chapter 11 Case to represent or assist the Debtor or the Committee.

                  (yy) "Professional Fees" shall mean (i) a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred prior to and including the Effective Date, as, when and to the extent approved by Final Order, pursuant to Sections 330, 331, 503(b) or 1103 of the Bankruptcy Code, and (ii) a Claim for fees and expenses for substantial contribution to the Debtor's estate, and awarded by Final Order pursuant to
Section 503(b)(3) of the Bankruptcy Code.

                  (zz) "Rejection Claim" shall mean a Claim arising under
Section 502(g) of the Bankruptcy Code from the rejection under Section 365 of the Bankruptcy Code, or under this Plan, of an executory contract or unexpired lease of the Debtor that has not been assumed.

                  (aaa) "Reorganized Debtor" shall mean 2Connect Express, Inc. after the Effective Date of the Plan either (i) to continue its operations in the event the New Value Contribution is made, or (ii) to liquidate any property of the estate remaining on the Effective Date and distribute the proceeds thereof to the holders of Allowed Unsecured Claims pursuant to the terms hereof in the event the New Value Contribution is not made.

                  (bbb) "Schedules" shall mean the schedules and statement of financial affairs filed by the Debtor pursuant to section 521(1) and section 1106(a)(2) of the Bankruptcy Code, as amended and supplemented.

                  (ccc) "Secured Claim" shall mean a Claim which is secured by a Lien encumbering property of the Debtor's estate, which is valid, perfected and enforceable under applicable law, including Section 506 of the Bankruptcy Code, and not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law.

                  (ddd) "Sterne Agee" shall mean Sterne Agee & Leach, Inc., an Alabama corporation, which was the investment banking firm that handled the Debtor's initial public offering in May 1997.

                  (eee) "United States Trustee" shall mean the Assistant United States Trustee for Region 21.

                  (fff) "Unsecured Claim" shall mean any Claim against the Debtor's estate, including Rejection Claims, but not including an Administrative Claim, a Secured Claim, a Priority Claim and a Priority Tax Claim.


         1.3 UNDEFINED TERMS. A term used but not defined herein shall have the meaning given to it by the Bankruptcy Code or the Bankruptcy Rules, if used therein.


         1.4 MISCELLANEOUS RULES. (i) The words "herein", "hereof", "hereunder" and other words of similar import refer to this Plan as a whole, not to any particular section, subsection, paragraph, subparagraph or clause, unless the context requires otherwise; (ii) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and the neuter; (iii) captions and headings to articles and paragraphs of the Plan are inserted for convenience or reference only and are not intended to be a part or to affect the interpretation of the Plan; and (iv) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, unless superseded herein or in the Confirmation Order.


         I.5 COMPUTATION OF TIME. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   ARTICLE II


             TREATMENT OF ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS
                              AND U.S. TRUSTEE FEES

         The following Classes of Administrative Claims, Priority Tax Claims and U.S. Trustee fees for the Debtor are not impaired under the Plan and will be treated as follows:

         II.1 ADMINISTRATIVE CLAIMS. Allowed Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of business during its Chapter 11 Case shall be paid upon the date on which such Claim becomes due in the ordinary course of the Debtor's business and in accordance with the terms and conditions of any agreement relating thereto, or upon such other dates and terms as may be agreed upon the holder of such Allowed Administrative Claims. All other holders of Allowed Administrative Claims (with the exception of the Professionals who will be paid 100% of the amount allowed by the Bankruptcy Court upon application to the Bankruptcy Court and those Claims otherwise specifically dealt with in the Plan) shall be paid 100% of their respective Allowed Administrative Claims in Cash, unless otherwise ordered by the Bankruptcy Court, upon the later to occur of (i) the Effective Date, or (ii) the date on which a Final Order approving payment of such respective Claim is entered.


         II.2 PRIORITY TAX CLAIMS. The holders, if any, of Allowed Priority Tax Claims under Section 507(a)(8) of the Bankruptcy Code shall be paid 100% of the amount of their Claims on the earlier to occur of (i) the Effective Date, or
(ii) the date on which a Final Order approving payment of such respective Claim is entered.

         III.3 U.S. TRUSTEE FEES

         Notwithstanding any other provisions of the Plan to the contrary, the Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6), within ten (10) days of the entry of the order confirming this Plan, for pre- confirmation periods and simultaneously provide to the U.S. Trustee an appropriate affidavit indicating the cash disbursements for the relevant period. The Debtor, as a reorganized Debtor, shall further pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) for post-confirmation periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), based upon all post-confirmation disbursements made by the reorganized Debtor, until the earlier of the closing of this case by the issuance of a Final Decree by the Bankruptcy Court, or upon the entry of an Order by the Bankruptcy Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code, and the reorganized Debtor shall provide to Untied States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS


         III.1 For the purposes of this Plan, the classes of Claims and Interests shall be separated as follows:

                CLASS 1. The Allowed Secured Claim of Bay Tech
                         Investments:

                CLASS 2. The Allowed Priority Claims;

                CLASS 3. The Allowed Unsecured Claims, including
                         Rejection Claims; and

                CLASS 4. The Allowed Interests in the Debtor.

                                   ARTICLE IV
                  CLASSES OF CLAIMS NOT IMPAIRED UNDER THE PLAN


         IV.1 Each Class of Claims under the Plan is impaired.

                                    ARTICLE V

                  TREATMENT OF CLASSES THAT ARE IMPAIRED UNDER


                                    THE PLAN

         V.1 CLASS 1 - ALLOWED SECURED CLAIM OF BAY TECH INVESTMENTS. Bay Tech Investments shall receive on account of its Allowed Secured Claim payment of all unpaid principal and accrued interest thereon either prior to or on the Effective Date of the Plan. Bay Tech Investments shall retain its first priority lien, mortgage and security interest in and on all of the assets of the Debtor until its Allowed Secured Claim is paid in full, all in accordance with its pre-petition loan and security documents and the DIP financing and cash collateral orders entered in this Chapter 11 Case by the Bankruptcy Court.

         V.2 CLASS 2 - ALLOWED PRIORITY CLAIMS. The holder of each Allowed Priority Claim shall receive cash equal to the amount of each such Allowed Priority Claim on the later to occur of (i) the Initial Distribution Date, or
(ii) within ten (10) days after each such Allowed Priority Claim is determined by a Final Order of the Bankruptcy Court.

         V.3 CLASS 3 - THE ALLOWED UNSECURED CLAIMS. Each holder of an Allowed Unsecured Claim, including Rejection Claims, against the Debtor shall receive a Distribution (i) on the Initial Distribution Date equal to their respective Pro Rata share of the

Available Cash after payment of all Allowed Administrative Claims, Allowed Secured Claims, Allowed Priority Tax Claims and Allowed Priority Claims, and
(ii) thereafter, to the extent applicable, in an amount equal to their respective Pro Rata share of the monies, if any, available after the Debtor completes the objections to claims process, which monies shall be distributed within ten (10) days after the entry of a Final Order on the last objection to claims.

                  V.4 CLASS 4 - THE ALLOWED INTERESTS IN THE DEBTOR. Pursuant to and as a result of the New Value Contribution, the Allowed Interests in the Debtor shall be not be effected by the Plan. All holders of pre-petition Equity Securities in the Debtor shall retain such Equity Securities on and after the Effective Date in the same amount, in the same proportion and with the same rights as existed on the Petition Date. In the event the New Value Contribution is not made, then the pre-petition Equity Securities in the Debtor shall terminate and be extinguished on the Effective Date.

                                   ARTICLE VI
               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

         A. VESTING OF PROPERTY OF THE ESTATE.

         VI.1 On the Effective Date, if the New Value Contribution is made, then all property of the estate shall be transferred to and vested in the Reorganized Debtor, which property shall include without limitation any and all inventory, store fixtures and the Coral Square Lease, which Lease is being assumed by the Debtor pursuant to the terms of the Plan. If the New Value Contribution is not made, then any and all remaining property of the estate, excluding Available Cash, shall be transferred to and vest in the Reorganized Debtor to be liquidated and distributed as provided in the Plan.


         VI.2 On the Effective Date, the Committee will be dissolved and all members thereof and Professionals engaged thereby shall be relieved of any and all further responsibilities or duties hereunder.

         B. RETENTION OF EQUITY SECURITIES.

         VI.3 In addition, on the Effective Date, if the New Value Contribution is made, then the holders of pre-petition Equity Securities shall retain such Equity Securities unaffected by the Plan. If the New Value Contribution is not made, then all pre- petition Equity Securities shall be cancelled and extinguished.

         C. MEANS FOR IMPLEMENTATION OF PLAN.

         VI.4 The Debtor, since the filing of this case, has been streamlining its costs, downsizing its operations and liquidating excess assets. The Debtor has completed such efforts by closing all of its remaining stores, with the exception of the Coral Square store location, eliminating all but a small staff at the corporate level and liquidating, through auction, all remaining excess inventory, equipment and furniture. Prior to the Effective Date, the Debtor anticipates that it will have liquidated and reduced to Cash all of its excess assets with the exception of those assets which it will retain as a reorganized Debtor pursuant to the terms hereof. In addition, the Debtor, together with the Committee has negotiated and finalized the terms upon which Sterne Agee will make the New Value Contribution on the Effective Date. The proceeds from the liquidation of assets and the New Value Contribution shall be included in Available Cash. If the New Value Contribution is not made per the terms of such agreement, then the Debtor shall liquidate all of its remaining assets in a manner which will provide the highest and best value to the estate. Any proceeds therefrom shall be included in the Available Cash for distribution to creditors hereunder.


         On the Effective Date of the Plan, the Debtor will use the Available Cash to pay the Allowed Administrative Claims, the Allowed Secured Claim, the Allowed Priority Tax Claims and the Allowed Priority Claims. Immediately thereafter, the Debtor will make a Pro Rata Distribution of the remainder of the Available

Cash to the holders of Allowed Unsecured Claims. To do so, the Debtor will utilize the Cash on hand on the Effective Date, which Cash was generated through operations, through the sale/liquidation of assets, collection of accounts receivables and the New Value Contribution, if applicable. Thereafter, and to the extent any such assets are not liquidated as of the Effective Date, the Reorganized Debtor shall continue its liquidation efforts and shall, within ten (10) days after receipt of the net proceeds from any such liquidation, distribute the net proceeds therefrom Pro Rata to the holders of Allowed Unsecured Claims pursuant to the terms of the Plan.

         In addition, the Debtor will complete any and all objections to claims filed or to be filed in these proceedings. If the Debtor is successful therein, then any monies reserved on the Effective Date for such claims will be re-distributed to all Allowed Unsecured Claims hereunder after the Debtor obtains a Final Order on the last objection to claims.

         Finally, in accordance with 11 U.S.C. Section 1123(a)(6) of the Bankruptcy Code, the Debtor shall include a provision in its articles of incorporation prohibiting the issuance of nonvoting equity securities.

         D. THE NEW VALUE CONTRIBUTION.

         VI.5 Sterne Agee has indicated to the Debtor a desire to make the New Value Contribution in order that all holders of pre-petition Equity Securities shall be able to retain such Equity Securities in connection with confirmation of the Plan. The Committee, with the Debtor's assistance, has negotiated an agreement with Sterne Agee on the amount of the New Value Contribution. Pursuant to the agreement reached by the Committee, the New Value Contribution shall be $185,000, which amount shall be paid to the Debtor on the Effective Date.

         E. THE MERGER WITH BOBBY ALLISON CELLULAR.

         VI.6 The Debtor has entered into a certain merger agreement with Bobby Allison Cellular for the merger of Bobby Allison Cellular into the Debtor (the "Merger"). However, the Merger is conditioned upon several events, including without limitation, Sterne Agee making the New Value Contribution, the confirmation of the Plan and the Debtor's emergence from this Chapter 11 Case. As a result, the Merger, should it occur, will not take place until after the Effective Date. Pursuant to the terms of the Plan, neither the Reorganized Debtor nor Bobby Allison Cellular will be obligated to pay any Claims accruing against the Debtor prior to the Effective Date. All holders of such Claims, upon being allowed pursuant to the terms hereof, will share in the Available Cash. As a result, the benefit of the Merger will inure to the holders of Equity Securities in the Reorganized Debtor.

         Bobby Allison Cellular is a privately owned company that operates twelve retail locations in Central Florida specializing in the sale of cellular phones and related communications equipment. Bobby Allison Cellular desires to expand its operations into new markets and requires additional equity investment to do so. Sterne Agee believes that it can and has agreed to attempt to raise such additional equity investment for Bobby Allison Cellular but only in the event that the Merger is consummated after the Effective Date.

         F. POST-CONFIRMATION MANAGEMENT.

         VI.7 Assuming the New Value Contribution is made, the Reorganized Debtor proposes to continue to operate its business. The Reorganized Debtor further proposes to consummate the Merger with Bobby Allison Cellular as set forth above. As of the Effective Date, the Reorganized Debtor, assuming the New Value Contribution is made, shall reconstitute its board of directors to include those persons selected by Sterne Agee, which persons shall be identified prior to the Confirmation Date.

         G. PRESERVATION AND PROSECUTION OF CAUSES OF ACTION.

         VI.8 The Reorganized Debtor shall have the right to pursue, prosecute and settle any and all claims or causes of action, whether or not such claims or causes of action have been commenced as of the Effective Date, causes of action which are property of the estate under Section 541 of the Bankruptcy Code, including causes of action relating to turnover, avoidance actions and voidable transfers under Section 542 through 550 of the Bankruptcy Code. Any recoveries from such causes of action shall be included in the Available Cash to be distributed to the creditors hereunder, whether on the Initial Distribution Date or at such time as such recoveries occur.

         H. AUTOMATIC OPERATION OF CERTAIN PROVISIONS OF THE PLAN.

         VI.9 As of the Effective Date, the following shall be accomplished and effectuated, without any action by any affected entity and without further action by the Bankruptcy Court:

                  (a) The rejection of the executory contracts and unexpired leases of the Debtor's estate to be assumed or rejected under Article VII of the Plan, with the exception of the Coral Square Lease;

                  (b) The assumption of the Coral Square Lease;

                  (c) The creation of the Distribution Reserve;

                  (d) The retention of the Allowed Interests in the Debtor in accordance herewith, provided the New Value Contribution is made;

                  (e) The transfer and vesting of all property of the estate into the Reorganized Debtor provided the New Value Contribution is made; and

                  (e) The reconstitution of the board of directors for the Reorganized Debtor, provided the New Value Contribution is made.

         I. PROCEDURE WITH RESPECT TO THE FILING OF REJECTION CLAIMS.

         VI.10 All Rejection Claims must be filed with the Bankruptcy Court on or before thirty (30) days after the Confirmation Date.

         J. OBJECTIONS TO CLAIMS.

         VI.11 Objections to Claims shall be interposed no later than the last date therefor pursuant to an order of the Bankruptcy Court. The failure of any other party in interest to object to or examine any Claims for the purposes of voting on this Plan shall not be deemed a waiver of the rights of such party in interest to object to or reexamine such Claims in whole or in part or seek the subordination of any of them.

         K. UNCLAIMED DISTRIBUTIONS.

         VI.12 If any Distribution pursuant to the Plan remains unclaimed for a period of ninety (90) days after such Distribution has been delivered to the holder entitled thereto, the allowed amount of the Claim upon which such Distribution was made shall be deposited into the Registry of the Bankruptcy Court.

         VI.13 A distribution of funds is unclaimed, if, without limitation, the holder of a Claim entitled thereto does not cash a check or returns a check or if the check mailed to the holder at the address set forth in the Debtor's Schedules or set forth in a proof of Claim filed by such holder is returned by the United States Postal Service or any other country's postal service as undeliverable.

         VI.14 Any funds unclaimed for the period described in paragraph 6.12 of the Plan shall be forfeited by the holder otherwise entitled thereto, and all rights, title and interest therein shall thereupon vest as described in paragraph 6.12 of the Plan.

         L. MISCELLANEOUS PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN.

         VI.15 Except as otherwise expressly provided in the Plan, the Reorganized Debtor may, with the prior approval of the Bankruptcy Court, setoff against any Claim and the payments made pursuant to this Plan in respect of such Claim, Claims of any nature whatsoever that the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any Claim that the Debtor may have against the holder of such Claim.

         VI.16 Unless the holder of a Claim advises, as appropriate in time, the Debtor or their attorneys in writing of a change of address, all Distributions or notices shall be sent to the holder at his address as stated in the Debtor's Schedules, as stated in a properly filed proof of Claim or to such creditor's attorney of record in the Chapter 11 Case. The Debtor shall have no obligation to locate the holder of a Claim whose distribution or notice is properly mailed but nevertheless returned. Any

Distribution that is returned because of the inability to locate such holder shall be an unclaimed distribution as described in paragraph 6.12 of the Plan.

                                   ARTICLE VII

                     PROVISIONS FOR ASSUMPTION AND REJECTION
                   OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         A. GENERALLY.

         VII.1 Subject to Section 7.2 below, all executory contracts and unexpired leases of the Debtor's estate not previously assumed or rejected under
Section 365 of the Bankruptcy Code with approval of the Bankruptcy Court are hereby rejected by the Debtor as of the Confirmation Date. The holders of Rejection Claims shall have a period of thirty (30) days after the Confirmation Date to file such Claims. THE FAILURE TO FILE SUCH REJECTION CLAIMS SHALL FOREVER BAR SUCH CLAIMS AND THE HOLDERS THEREOF SHALL NOT BE ENTITLED TO ANY DISTRIBUTION UNDER THIS PLAN.

         B. CORAL SQUARE LEASE.

         VII.2 Pursuant to 11 U.S.C. Section 365, the Debtor hereby seeks authority from the Court to assume the Coral Square Lease on the Effective Date in conjunction with confirmation of the Plan. The Debtor asserts that it is current in its pre- and post petition obligations to the landlord under the Coral Square Lease and therefore the Debtor does not need to cure any defaults thereunder. The Debtor has made all of the required rental payments under the Coral Square Lease since the filing of these proceedings. If, however, any such defaults or arrearages exist, then the Debtor proposes to pay such amounts on the Effective Date. The Debtor also asserts that it complies with, or is able to comply with, the remaining provisions of Section 365 of the Bankruptcy Code so as to enable it to assume the Coral Square Lease.

                                  ARTICLE VIII

                   ACCEPTANCE OR REJECTION OF PLAN AND EFFECT
                  OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

         VIII.1 Each impaired Class shall be entitled to vote separately to accept or reject the Plan.

         VIII.2 A Class of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds in amount and more than one-half in number of the Allowed Claims of such Class that have filed ballots accepting or rejecting the Plan. A Class of Interests shall have accepted the Plan if the Plan is accepted by at least two-thirds in amount of the Allowed Interests of such Class that have filed ballots accepting or rejecting the Plan.

                                   ARTICLE IX

                          PROVISIONS TO INVOKE CRAMDOWN

         IX.1 If all of the applicable requirements of section 1129(a) of the Bankruptcy Code, other than subparagraph 8 thereof, are determined to have been satisfied by the Bankruptcy Court with respect to the Plan, then the Debtor may seek confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code (the "Cramdown Provisions"), either at the Confirmation hearing if appropriate amendments or modification are made at or prior to such hearing or at the continued confirmation hearing. For purposes of seeking confirmation of the Plan under the Cramdown Provisions, the Debtor reserves the right to modify or vary the terms of the Plan or the treatment of the Claims of those Classes that rejected the Plan so as to comply with the requirements of the Cramdown Provisions.

                                    ARTICLE X

                                  MISCELLANEOUS

         A. WITHDRAWAL OF THE PLAN.

         X.1 The Debtor reserves the right to modify or revoke and withdraw the Plan in their sole discretion, at any time before the Confirmation Date or, if for any reason the Plan cannot be consummated after the Confirmation Date, at any time up to and including the Effective Date. If the Plan is revoked and withdrawn, then (a) nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the estate or to prejudice in any manner the rights of any person in any further proceedings in the Chapter 11 Case or otherwise; and (b) any provision of the Confirmation Order shall be null and void and all such rights of or against the estate shall exist as though the Plan had not been filed and no actions were taken to effectuate it.

         B. EXCLUSIVITY PERIOD.

         X.2 The Debtor retains the exclusive right to amend the Plan and to solicit acceptances thereof through and until the Effective Date.

         C. MODIFICATION OF THE PLAN.

         X.3 PRECONFIRMATION MODIFICATION. The Debtor may modify the Plan at any time prior to the entry of the Confirmation Order, provided that the Plan, as modified, and the Disclosure Statement pertaining thereto meet applicable Bankruptcy Code requirements.

         X.4 POST-CONFIRMATION AMENDMENT NOT REQUIRING RESOLICITATION. After the entry of the Confirmation Order, the

Debtor may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order as may be necessary to carry out the purposes and effects of the Plan, provided that (a) the approval of the Bankruptcy Court for such modification is obtained, after notice and a hearing; and (b) such modification shall not materially and adversely affect the interests, rights, treatment or distributions of any class of Allowed Claims or Allowed Interests under the Plan.

         X.5 POST-CONFIRMATION/PRE-CONSUMMATION AMENDMENT REQUIRING RESOLICITATION. After the Confirmation Date and before the Effective Date, the Debtor may modify the Plan in a way that materially or adversely affects the interests, rights, treatment or distributions of a Class of Claims or Interests, provided that (a) the Plan, as modified, meets applicable Bankruptcy Code requirements; (b) the approval of the Bankruptcy Court is obtained for such modification, after notice and a hearing; (c) such modification is accepted by at least two-thirds in amount and more than one-half in number of Allowed Claims voting in each Class of Claims affected by such modification; (d) such modification is accepted by at least two-thirds in amount of the Allowed Interests voting in each Class of Interests affected by such modification; and
(e) the Debtor complies with section 1125 of the Bankruptcy Code with respect to the Plan, as modified.

         D. CONFIRMATION ORDER CONTROLS.

         X.6 To the extent the Disclosure Statement or any agreement entered into between or among the Debtor and any third party is inconsistent with the Plan, the Plan shall control. To the extent that the Plan, the Disclosure Statement or any agreement entered into between or among the Debtor and any third party is inconsistent with the Confirmation Order, the Confirmation Order shall control.

         E. EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS.

         X.7 The Debtor shall be authorized to execute, deliver, file or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

         F.   SUBSTANTIAL CONSUMMATION OF THE PLAN

         X.8 For purposes of any future analysis regarding appellate issues (including the mootness of any appeal of the Confirmation Order which has not been stayed), modification of the Plan, administration of the Plan and jurisdiction of the Bankruptcy Court, the Plan shall be deemed to be substantially consummated upon completion of the Effective Date and the distributions thereon as required by the Plan. Nothing herein, however, shall limit or affect the Bankruptcy Court's retention of jurisdiction under this Plan.

         G. TERMS OF THE PLAN ARE BINDING.

         X.9 Pursuant to section 1141 of the Bankruptcy Code, the Plan and all of its terms, when approved and confirmed by the Bankruptcy Court, shall be binding upon, including, without limitation, the Debtor, the Debtor's estate, all holders of Claims, allowed or not, all holders of Interests, allowed or not, all parties in interest and their respective successors and assigns.

         H. SUCCESSORS AND ASSIGNS.

         X.10 The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator or assign of such person or entity.

         I. SECTION HEADINGS.

         X.11 The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

         J. DETERMINATION OF THE EFFECTIVE DATE OF THE PLAN.

         X.12 Evidence of the Effective Date of the Plan shall be a certificate executed by the Debtor and filed with the Bankruptcy Court prior to or on the Effective Date setting forth the date constituting the Effective Date by virtue of the definition of that term in paragraph 1.1 of the Plan.

         K. SERVICE.

         X.13 All documents hereunder shall be served by first class or international mail, postage prepaid. Service shall be complete upon mailing.

         L. RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT.

         X.14 The Bankruptcy Court shall retain jurisdiction of these proceedings after the Confirmation Date of this Plan until the entry of the final decree pursuant to Bankruptcy Rule 3022 for the following purposes:

                  (i) To enable the Debtor to consummate the Plan and any amended or modified Plan and to resolve any disputes arising with respect thereto;

                  (ii) To enable the Debtor to consummate any and all proceedings that it may bring prior to entry of the Confirmation Order;

                  (iii) To determine all controversies relating to or concerning the classification, subordination, allowance, valuation or satisfaction of Claims;

                  (iv) To enable the Debtor to assume or reject executory contracts and/or unexpired leases, including the determination of any defaults thereunder;

                  (v) To liquidate or estimate for purposes of allowance all contested, contingent, or unliquidated Claims;

                  (vi) To determine the validity, extent, and priority of all liens, if any, against property of the estate;

                  (vii) To determine all assertions of an ownership interest in, the value of, or title to, any property of the estate;

                  (viii) To determine all applications for compensation and reimbursement and objections to Administrative Claims;

                  (ix) To determine all (1) adversary proceedings, contested or litigated matters brought before the Bankruptcy Court, and (2) any and all claims or causes of action asserted by the Debtor;

                  (x) Without limiting the generality of the preceding paragraph, to determine any avoidance action brought by the Debtor, whether before or after the Confirmation Date;

                  (xi) To determine all controversies arising out of any purchase, sale, or contract made or undertaken by the Debtor prior to the Confirmation Date;

                  (xii) To enforce all agreements assumed, if any, and to recover all property of the estate, wherever located;

                  (xiii) To determine any tax liability of the estate in connection with the Plan, actions taken, distributions or transfers made thereunder;

                  (xiv) To enforce any and all injunctions created pursuant to the terms of the Plan;

                  (xv) To modify the Plan or to remedy any defect or omission or reconcile any inconsistencies in the Plan either before or after the entry of the Confirmation Order;

                  (xvi) To hear and determine all controversies, suits, and disputes that may arise in connection with the interpre tation or enforcement of the Plan;

                  (xvii) To make such orders as are necessary or appropriate to carry out the provisions of the Plan; and

                  (xviii) To enter a final decree pursuant to Bankruptcy Rule 3022.

                                       Dated:  June ____ , 1998



------------------------------
PAUL J. BATTISTA, ESQ.
Florida Bar No. 884162
CAMILLE A. COLELLA, ESQ.
Florida Bar No. 979460
Counsel to the Debtor
Kelley Drye & Warren LLP
2400 Miami Center
201 S. Biscayne Blvd.
Miami, FL 33131
(305) 372-2400



2CONNECT EXPRESS, INC.



By:
   ------------------------------------
   Thomas H. Hicks
   President